Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2015, with respect to the consolidated financial statements for the years ended December 31, 2014 and 2013 included in the Annual Report of CIRCOR International, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of the said report in the Registration Statements of CIRCOR International, Inc. Forms S-3 (File No. 333-85912, and File No. 333-170334) and on Forms S-8 (File No. 333-91229, File No. 333-125237, File No. 333-190295, and File No. 333-197754).

/s/ GRANT THORNTON LLP
Boston, Massachusetts
February 23, 2016